Exhibit 99.2

Product and Segment Revenues
(Unaudited)
(In thousands)

	Three Months Ended
	March 31,
	2013	2012
Product Revenues:
Carrier Systems	$92,804	$71,258
Business Networking	38,076	43,142
Loop Access	12,133	20,335
Total	$143,013	$134,735

Subcategories included in the above:
Broadband Access (included in Carrier Systems)	$72,234	$49,482
Optical Access (included in Carrier Systems)	8,874	14,255
Internetworking (Netvanta & Multi-service Access Gateways) (included in Business Networking)	36,912	40,974
Total Core Products	118,020	104,711
Percentage of Total Revenue	83%	78%

HDSL (does not include T1) (included in Loop Access)	11,407	18,959
Other Products (excluding HDSL)	13,586	11,065
Total Legacy Products	24,993	30,024
Percentage of Total Revenue	17%	22%

Total	$143,013	$134,735

Segment Revenues:
Carrier Networks	$109,887	$96,654
Enterprise Networks	33,126	38,081
Total	$143,013	$134,735

Sales by Geographic Region:
United States	$108,106	$116,443
International	34,907	18,292
Total	$143,013	$134,735